Exhibit 21.1

Principal Subsidiaries of the Registrant

Subsidiary	Place of Incorporation

Bilibili HK Limited	Hong Kong
Hode HK Limited	Hong Kong
Bilibili Co., Ltd.	Japan
Shanghai Bilibili Technology Co., Ltd.	PRC
Hode Shanghai Limited	PRC

Consolidated Variable Interest Entity	Place of Incorporation

Shanghai Kuanyu Digital Technology Co., Ltd.	PRC
Shanghai Hode Information Technology Co., Ltd.	PRC

Subsidiary of Consolidated Variable Interest Entity	Place of Incorporation

Sharejoy Network Technology Co., Ltd.	PRC